Exhibit 4.4
                                                                       EXHIBIT B
                             SECURED PROMISSORY NOTE

FORT LAUDERDALE, FLORIDA                                        U.S. $400,000.00
NOVEMBER 25, 2003

         FOR VALUE RECEIVED, the undersigned, BIZCOM, U.S.A., INC., a Florida corporation as maker hereof (the "Maker"), does hereby promise to pay, pursuant to the terms contained herein, in lawful money of the United States of America to the order of SOPHIA COMMUNICATIONS, INC., a Delaware corporation as payee (the "Payee") at 2600 Douglas Road, Suite 1004,Coral Gables, FL 33134 (to the attention of Roberto Isaias, Chairman), or at such other address as the Payee of this Promissory Note (the "Note") shall, in writing, designate, the principal sum of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00), together with simple interest to accrue at the rate of four percent (4%) per annum, on or before January 31, 2004 (the "Due Date"). There is no pre-payment penalty in connection with any principal amount or interest payments made before the due date therefor.

         This Note and the obligations due hereunder are secured by a pledge and security agreement by and among SMR Management, Inc., a wholly-owned subsidiary of the Maker (the "Subsidiary"), the Maker, and the Payee dated as of November 25, 2003 (the "Pledge and Security Agreement") which grants Payee a security interest in the Pledged Shares (as that term is defined in the Pledge and Security Agreement) (the "Collateral").

         Any failure on the part of Payee at any time to require the performance by Maker of any of the terms of provisions hereof, even if known, shall in no way affect the right thereafter to enforce the same, nor shall any failure of Payee to insist on strict compliance with the terms and conditions hereof be taken or held to be a waiver of any succeeding breach or of the right of Payee to insist on strict compliance with the terms and conditions hereof.

         Maker is obligated hereunder to notify Payee in writing concurrent with the occurrence of any such events and the failure to so notify shall also constitute a default hereunder.

         In the event Payee fails to pay the amount due hereunder on the date it is due or within five (5) business days after written notice of such failure from the Payee, or in the event of any other default under this Note, at the option of the Payee hereof: (i) the Payee may immediately declare the whole sum of principal and interest hereunder immediately due and payable; (ii) interest may be charged on the amount delinquent at the maximum rate permitted by law, effective from the date that such amount(s) shall become overdue until such delinquent amount(s), with interest thereon at such rate, shall have been paid in full; and/or (iii) the Payee may foreclose on the Collateral subject to the Pledge and Security Agreement.

         If this Note is not paid when due or within five (5) business days after written notice of such failure from the Payee, Maker promises to pay all costs and expenses of collection, including reasonable attorneys' fees incurred by the Payee hereof on account of such collection, whether or not suit is filed thereon and such costs and expenses shall become part of the principal due and owing and bear interest at the default rate provided for herein. Maker hereby waives notice of acceptance, presentment, demand for performance, payment, protest, notice of dishonor or nonpayment of the Note, suit or the taking of any other action by the Payee against the Maker and the right to assert any statute of limitations.

         All payments by Maker under this Note are to be made free and clear of any present or future tax, levy, assessment, impost, fee, charge, restriction, or condition whatsoever (hereinafter collectively referred to as "Tax") now or hereafter imposed by any applicable law or regulation. Notwithstanding the above, if Maker is compelled by law to deduct any Tax, Maker shall: (i) pay to

Payee hereof in United States Dollars an amount that, after deductions for such Tax, equals the amount that otherwise would have been received if no Tax had been imposed; and (ii) if requested by the Payee hereof, forward to the Payee hereof within 90 days after each payment of such Tax, in a form acceptable to said Payee, official documentation or certified copies thereof evidencing payment of such Tax.

         The waiver by Payee of Maker's prompt and complete performance of, or default under, any provision of this Note shall not operate nor be construed as a waiver of any subsequent breach or default, and the failure by the Payee to exercise any right or remedy that it may possess under this Note shall not operate nor be construed as a bar to the exercise of that right or remedy upon the occurrence of any subsequent breach or default. Maker agrees to pay when due all documentary stamp tax which may be required in connection with the issuance of this Note.

         This Note shall be governed by and construed solely in accordance with the laws of the State of Florida without regard to conflict or choice of law principles. The parties hereto agree that all actions and/or proceedings relating directly or indirectly hereto shall be litigated solely in the state courts and/or federal courts located in Broward County, Florida. The parties hereto expressly consent to the jurisdiction of any such courts and to venue therein and waive their right to a jury trial in any action or proceeding arising directly or indirectly from this Note. The prevailing party in any action and/or proceeding shall be entitled to recover its reasonable attorneys' fees and costs from the other party.

         This Note cannot be modified, amended or terminated except in a written instrument agreed to and executed by the Maker and the Payee. The Maker may not assign this Note or any of its rights or obligations hereunder without the prior written consent of the Payee, which consent may be withheld in the Payee's absolute and sole discretion and without any liability to the Payee, provided, however, that Maker shall have the right to assign its obligations hereunder to an affiliate (as such term is defined in Rule 405 under the Securities Act of 1933, as amended) or subsidiary of Maker without the consent of Payee, provided that any such affiliate or subsidiary shall have assets and liabilities of at least equivalent value as the Maker as of the date hereof. Payee may not assign this Note or any of its rights or obligations hereunder to any person, corporation or entity without the prior written consent of Maker, which may be withheld in its sole discretion; provided, however, Maker or its assigns shall have the absolute right to assign all or any part of this Note and any rights to payment hereunder without the prior written consent of Maker to: (i) a wholly-owned subsidiary of the Payee or (ii) any shareholder of Payee.

                                   BIZCOM U.S.A., INC.




                                   By: /s/ Hanan Klein
                                       ---------------------------
                                          Hanan Klein, President